Exhibit 99.2

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Westlake Chemical Partners LP Announces Offering of Common Units

Houston, TX, September 26, 2017 - Westlake Chemical Partners LP (NYSE: WLKP) (the “Partnership”) announced the commencement of an underwritten public offering of 4,500,000 common units representing limited partner interests in the Partnership. In connection with the offering, the Partnership intends to grant the underwriter a 30-day option to purchase up to an additional 675,000 common units.

The Partnership intends to use the net proceeds from this offering, along with borrowings under its revolving credit facility, to fund its obligations under the concurrently announced acquisition of an additional limited partner interest in Westlake Chemical OpCo LP (“OpCo”), which will increase the Partnership’s limited partner interest in OpCo by 5.0% to approximately 18.3% (the “OpCo Equity Purchase”). Pending the use of proceeds for such purpose, or if the OpCo Purchase is not consummated for any reason, the Partnership intends to use the net proceeds from this offering for general partnership purposes. OpCo intends to use the proceeds it receives from the OpCo Equity Purchase to repay borrowings under its intercompany debt agreements with Westlake Chemical Corporation.

The common units are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such states. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

UBS Investment Bank, Citigroup, Barclays and BofA Merrill Lynch are acting as joint book-running managers for the offering. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or by sending a request to:

UBS Securities LLC 1285 Avenue of the Americas New York, NY 10019 Attention: Prospectus Dept. Telephone: (888) 827-7275	Citigroup Global Markets Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: (800) 831-9146

The statements in this release that are not historical facts, but forward-looking statements, including the consummation of the described acquisition and offering, could be adversely affected by to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. The Partnership’s expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. For more detailed information about the factors that could cause actual results to differ materially for the projections contained herein, please refer to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016.

Westlake Chemical Partners LP

Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, Texas, the Partnership, following the closing of the acquisition described above, is expected to own an approximately 18.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline.